For period ended 08-31-15
Registrant Name: American Beacon Funds
File Number: 811-04984

Item 77.C Submission of matters to a vote of security holders.

Special meetings of shareholders of each of the portfolios of the American Beacon Funds (the "Trust") was held on April 7 and April 28, 2015. The shareholders of each portfolio of the Trust (the "Funds") approved a new investment management agreement between American Beacon Advisors, Inc. and the Funds. Approval of this proposal required a majority of the outstanding voting securities of each Fund. The following are the results of the shareholder votes for this proposal:

              Fund                     For         Against      Abstain      Non-Voting
Flexible Bond                     114,150,325.74   286,410.92 7,860,644.37  66,937,212.21
SiM High Yield Opportunities      308,397,985.85 3,537,544.32 3,384,700.83 114,266,762.54
The London Company Income Equity  178,096,439.15 1,424,866.79 3,085,018.77  60,528,416.61
Zebra Global Equity                 2,758,956.91   143,690.53 5,242,692.92     564,475.60
Zebra Small Cap Equity              7,681,714.87   660,559.04   269,719.70   1,438,102.15

The shareholders of the Trust also approved the re-election of nine of the current Trustees to the Board of the Trust and the election of two additional Trustees to the Board. Approval of this proposal required a plurality vote of the Trust's shares. The following are the results of the election of each
Trustee:

Alan D. Feld
Affirmative         14,899,039,186.08
Withhold             1,998,595,306.89

W. Humphrey Bogart
Affirmative         16,532,151,093.14
Withhold               365,483,399.83

Brenda A. Cline
Affirmative         16,662,050,138.08
Withhold               235,584,354.89

Richard A. Massman
Affirmative         16,651,582,060.07
Withhold               246,052,432.90

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

R. Gerald Turner
Affirmative          16,653,429,720.08
Withhold                244,204,772.89

Thomas M. Dunning
Affirmative          16,651,792,247.83
Withhold                245,842,245.14

Eugene J. Duffy
Affirmative          16,430,210,258.21
Withhold                467,424,234.76

Barbara J. McKenna
Affirmative          16,435,773,869.81
Withhold                461,860,623.16

Gerard J. Arpey
Affirmative          16,659,813,172.19
Withhold                237,821,320.78

Gilbert G. Alvarado
Affirmative          16,655,574,211.10
Withhold                242,060,281.87

Joseph B. Armes
Affirmative          16,653,130,207.99
Withhold                244,504,284.98

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